MUNIHOLDINGS FUND, INC.

FILE # 811-8081

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
1/20/2006	New York City Municipal Wtr	600,345,000	3,500,000

Siebert Brandford Shank

First Albany Capital

Goldman Sachs

Merrill Lynch

UBS Securities

Bear, Stearns

Citigroup Global Mkts

Lehman Brothers

Morgan Stanley

Banc of America

M.R. Beal

RBC Capital Markets

A.G. Edwards

First American Municipals

Raymond James

Roosevelt & Cross

Wachovia Bank